FOR IMMEDIATE RELEASE
February 12, 2010

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter and Year Ended December 31, 2009

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced  a consolidated net loss of $220,000, or $0.08 per share, for the quarter ended December 31, 2009 as compared to consolidated net income of $60,000, or $0.02 per share, for the same quarter in 2008.  Net income for the year ended December 31, 2009 was $195,000, or $0.07 per share, compared to $149,000 or $0.06 per share for the year ended December 31, 2008, an increase of $46,000, or 30.9%.

The Company’s assets at December 31, 2009 were $156.0 million compared to $149.7 million at December 31, 2008, an increase of $6.3 million or 4.2%. Loans receivable increased $12.8 million or 13.0%, to $111.0 million at December 31, 2009 from $98.2 million at December 31, 2008. Mortgage-backed securities decreased $4.6 million or 14.0%, to $28.3 million at December 31, 2009 from $32.9 million at December 31, 2008. Cash and cash equivalents decreased $2.2 million, or 28.6%, to $5.5 million at December 31, 2009 from $7.7 million at December 31, 2008.

Total deposits increased $13.5 million, or 13.3%, to $115.2 million at December 31, 2009 from $101.7 million at December 31, 2008. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $5.7 million, or 19.9%, to $22.9 million at December 30, 2009 from $28.6 million at December 31, 2008.

Total stockholders’ equity increased $599,000, or 4.1%, to $15.2 million at December 31, 2009 from $14.6 million at December 31, 2008. The increase to stockholders’ equity reflects net income of $195,000, amortization of $19,000 of unearned ESOP shares, amortization of $41,000 of restricted stock awards  for the Company’s Stock-Based Incentive Program, amortization of $42,000 of stock option awards and a decrease of $306,000 of accumulated other comprehensive loss. This was partially offset by $4,000 of repurchased shares under the stock repurchase program.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended December 31, 2009, the Company did not repurchase shares. As of December 31, 2009, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended December 31, 2009 and 2008

Net income decreased by $280,000 to a loss of $220,000 for the quarter ended December 31, 2009 compared to a net income of $60,000 for the same quarter in 2008. The decrease in net income for the quarter was primarily the result of increases of $576,000 in provision for loan loss, $2,000 in interest expense on deposits, $34,000 in non-interest expense, and decreases of $8,000 in non-interest income,  partially offset by an increase of $87,000 in interest income and decreases of $132,000 in interest expense on  borrowings from the FHLB and $121,000 in income tax expense. The increase in provision for loan loss during the quarter was primarily due to a specific loan loss reserve of $463,000 on a $1.5 million construction loan participation. This loan was classified as substandard during the quarter ended December 31, 2009. The remaining $113,000 in the provision provided for an increased allowance for loan loss considered appropriate to the increase of non-performing loans.  Non-performing loans to total assets increased by 202 basis points to 2.57% on December 31, 2009, from 0.55%  on December 31, 2008, and 83 basis points from 1.74% on September 30, 2009.

Non-interest expense included an increase in Federal Deposit Insurance Premiums of $28,000 to $43,000 for the three months ended December 31, 2009 from $15,000 for the three months ended December 31, 2008 primarily due to higher premiums and assessments.

INCOME INFORMATION – Years ended December 31, 2009 and 2008

On February 26, 2009, the Company froze its defined benefit pension plan (the “Plan”) effective March 31, 2009.  The freezing of the Plan is consistent with ongoing cost reduction strategies, including a discontinuation of accrual of future service cost in the defined benefit pension plan and fully preserving retirement benefits employees have earned as of March 31, 2009. As a result of freezing the plan, the Company recognized a pre-tax curtailment credit of $416,000, net of actuarial expenses, ($230,000 net of taxes) in the year ended December 31, 2009.

Net income increased $46,000, or 30.9%, to $195,000 for the year ended December 31, 2009 from $149,000 for the year ended December 31, 2008.  The increase in net income for the year ended December 31, 2009 was primarily due to an increase of $296,000 in interest income and decreases of $127,000 in interest expense on deposits, $235,000 in interest expense on borrowings from the FHLB of New York, and $168,000 in non-interest expense, which were partially offset by increases of $649,000 in provision for loan losses and $65,000 in income taxes and decreases of $66,000 in non-interest income. Non-interest expense included a decrease in salaries and employee benefits of $384,000 to $1.9 million for the year ended December 31, 2009 from $2.3 million for the year ended December 31, 2008 primarily due to the pre-tax curtailment credit of $416,000, net of actuarial expenses, resulting from the freezing of the Plan.

In addition, non-interest expense included an increase in Federal Deposit Insurance of $202,000 to $228,000 for the year ended December 31, 2009 from $26,000 for the year ended December 31, 2008 primarily due to an increase in premiums and assessments.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	DECEMBER 31,	DECEMBER 31,
	2009	2008
	(in thousands)
Total Assets	$155,979	$149,651
Loans Receivable	110,988	98,241
Mortgage-backed Securities	28,340	32,926
Deposits	115,168	101,676
Borrowings	22,851	28,593
Stockholders’ Equity	15,233	14,634

	AT OR FOR THE THREE		AT OR FOR THE YEAR
	MONTHS ENDED DECEMBER 31,		ENDED DECEMBER 31,
	2009	2008	2009	2008
		(in thousands)
Total Interest Income	$2,053	$1,966	$8,250	$7,954
Total Interest Expense	700	830	3,255	3,617
Net Interest Income	1,353	1,136	4,995	4,337
Provision for Loan Loss	576	-	649	-
Non-interest Income	61	69	261	327
Non-interest Expense	1,154	1,120	4,280	4,448
Income Tax (Benefit) expense	(95)	26	132	67
Net (Loss) income	$(220)	$60	$195	$149

PERFORMANCE RATIOS

Return on Average Assets	(0.56%)	0.16%	0.13%	0.10%
Return on Average Equity	(5.75%)	1.56%	1.29%	0.96%
Interest Rate Spread	3.56%	3.12%	3.26%	2.98%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	0.75%	0.19%	0.75%	0.19%
Non-performing Loans to Total Assets	2.57%	0.55%	2.57%	0.55%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	10.42%	10.86%